Exhibit 10.15

(ENGLISH TRANSLATION)

LEASE AGREEMENT
FOR COMMERCIAL PREMISES

concluded on 9 January 2008 in Poznań

between:

Fashion Service Sp. z o.o. with its registered office in Poznań, at 57 Garbary St., 61-758 Poznań, entered in the Register of Entrepreneurs of the National Court Register by the District Court for Poznań – Nowe Miasto and Wild in Poznań, Commercial Division VIII of the National Court Register, under number KRS 0000294354, tax number NIP 7781450551, share capital PLN 1,001,000.00 represented by:

1. President of the Management Board, Mirosław Kranik,

(the "LESSOR")

and

Sunset Suits S.A. with its registered office in Poznań, at 57 Garbary St., 61-758 Poznań, entered in the District Court for Poznań – Nowe Miasto and Wild in Poznań, Commercial Division VIII of the National Court Register, under number KRS 0000265620, tax number NIP 778-143-92-59, share capital PLN 60,120,000.00, paid-in share capital PLN 60,070,000.00 represented by:

1. President of the Management Board, Bogdan Zegar, 2. Vice-President of the Management Board, Robert Warnecki,

(the "LESSEE").

SUBJECT OF AGREEMENT

§1

1.     The Lessor declares that it is the owner of land with a building erected thereon located in Krzyżanowo, Śrem 63-100, plot no. 21/14, for which the District Court in Śrem maintains Land Register No. KW 31614, acquired under the articles of association of a limited-liability company – notary deed of 29 November 2007 (file no. Rep. A/19359/2007), an agreement on transfer of title to real estate – notary deed of 9 January 2008 (file no. Rep. A/253/2008) and a power of attorney – notary deed of 9 January 2008 (file no. Rep. A/250/2008), which are an integral part of this agreement.

2.     A transcript from Land Register No. KW 31614 is annexed hereto as Appendix 1 to the agreement.

§2

1.     The Lessor provides for use 10 commercial premises of total area 1120 sq m, located in the building on the real estate referred to in §1 of the agreement, and the Lessee accepts lease of such premises.

2.     The Lessee shall use the leased premises for purposes related to the economic activity conducted by the Lessee, excluding residential functions.

§3

A detailed list, the technical condition, and the furnishing of the commercial premises referred to in §2 which are the subject of lease shall be confirmed in a protocol of delivery and acceptance prepared by the parties immediately following signing of this agreement, but no later than within 7 days, which shall constitute Appendix 2 to this agreement.

§4

The agreement is concluded for an indefinite period beginning 9 January 2008.

LESSEE’S RIGHTS AND OBLIGATIONS

§5

1.     The Lessee undertakes to use the premises referred to in §2 of the agreement for their designated purpose, observing work health and safety and fire control regulations.

2.     The Lessee undertakes to make current minor repairs to the leased premises at its own cost in order to maintain the premises in an undeteriorated condition.

3.     The Lessee has the right to make improvements, upon consent and within the scope as agreed with the Lessor in writing in each instance.

4.     Without the Lessor’s consent, the Lessee shall not change the designated use of the premises and more specifically shall not make any conversion of the premises or other alterations or adaptations.

5.     The Lessee is not authorized to sublease the premises or provide them to third parties for use free of charge without the Lessor’s consent.

LESSOR’S RIGHTS AND OBLIGATIONS

§6

1.     The Lessor undertakes to deliver the premises referred to in §2 of the agreement to the Lessee in a condition fit for the agreed use and to maintain the premises in such condition for the entire duration of the agreement.

2.     The Lessor undertakes to cure defects in the premises immediately, at its own cost, if such defects prevent the use of the premises in accordance with the agreement.

3.     The Lessor shall provide the Lessee access to sanitary facilities located on the same floor of the building as well as a telephone line and a supply of electricity to the leased premises.

4.     The Lessor has the right to inspect the premises with the participation of the Lessee. The Lessee undertakes to make the premises accessible for inspection by a person designated by the Lessor after 7 days’ prior notice to the Lessee of the scheduling of the inspection.

RENT AND OTHER CHARGES

§7

1.     The Lessee undertakes to pay rent to the Lessor, pursuant to a VAT invoice received, in the amount of PLN 7,000.00 + VAT, by the 10th day of each month.

2.     Rent may be adjusted no more frequently than at the end of each calendar year in the form of an annex to this agreement, specifically because of an increase in the market value of the premises.

3.     The Lessee shall be charged other fees connected with use of the premises pursuant to an invoice issued to the Lessee, specifically costs of electricity, water, heating and telephone charges, according to actual use. The Lessee shall install necessary meters at its own cost.

4.     The rates for the additional fees referred to in par. 3 shall be subject to change in accordance with changes introduced by suppliers and shall apply upon introduction thereof.

5.     Statutory interest shall be assessed for each day of delay in payment of rent or other fees charged to the sublessee [sic].

TERMINATION OF AGREEMENT

§8

1.     The Lessor shall have the right to terminate the agreement effective immediately, without observing a period of prior notice, in the event of:

        - delay by the Lessee in payment of rent for two successive payment periods despite the Lessor’s providing the Lessee an additional period of one month to pay the overdue rent,

        - sublease of the premises or providing them to third parties for use free of charge, without the Lessor’s consent,

        - use of the premises in a manner that is in violation of the agreement or the designated use.

2.     In the event of termination of the lease agreement, the Lessee shall be required to turn the premises over immediately in an undeteriorated condition. The Lessee shall not be liable for wear and tear of items resulting from proper use.

CONCLUDING PROVISIONS

§9

1.     Any amendments to this agreement shall be in writing or shall be invalid.

2.     The Civil Code shall apply to matters not governed by this agreement.

3.     Any disputes involving performance of the agreement shall be resolved by the common court in Poznań.

4.     All appendices constitute an integral part of this agreement.

5.     The costs of concluding this agreement shall be borne by the Lessee.

    The agreement is made in two identical counterparts, one for the Lessee and one for the Lessor.

    The agreement was read out, mutually accepted and signed.

LESSOR:	LESSEE:

(Mirosław Kranik,	(Bogdan Zegar,
President of Management Board)	President of Management Board)

(Robert Warnecki, Vice-President
of Management Board)